Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Gerald T. Mulligan President & CEO (978) 725-7555
LSB Corporation Receives Preliminary Approval to Participate in U.S. Treasury’s Capital Purchase Program
NORTH ANDOVER, MA — (MARKET WIRE) — December 8, 2008 — LSB Corporation (NASDAQ-LSBX) (the “Company”), the parent company of River Bank (the “Bank”), today announced that it has received preliminary approval from the U.S. Treasury Department to participate in the Treasury’s Capital Purchase Program, a voluntary program available to healthy financial institutions that is designed to increase the flow of financing to business and consumers and to support the U.S. economy. The Treasury intends to invest approximately $15 million in LSB Corporation in the form of preferred stock and warrants to purchase common stock.
“We are extremely pleased by the U.S. Treasury Department’s preliminary approval of a capital investment in the Company,” said Gerald T. Mulligan, President and CEO. “It will, among other things, enhance our already strong capital position, allow us to increase lending and build on the momentum of the first three quarters of 2008.”
Completion of the proposed transaction will be subject to receipt of the final approval from the Treasury Department and certain other customary conditions.
LSB Corporation is a Massachusetts corporation that conducts all of its operations through the Bank, which is its sole subsidiary. The Bank offers a range of commercial and consumer loan and deposit products and is headquartered at 30 Massachusetts Avenue, North Andover, Massachusetts, approximately 25 miles north of Boston. River Bank operates 5 full-service banking offices in Massachusetts in Andover, Lawrence, Methuen (2) and North Andover and 1 full-service banking office in Salem, New Hampshire. The Bank will open its newest full-service branch in Derry, New Hampshire at the end of the month.
The reader is cautioned that this press release may contain certain statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are expressions of management’s expectations as of the date of this press release regarding future events or trends and which do not relate to historical matters. Such expectations may or may not be realized, depending on a number of variable factors, including but not limited to, changes in interest rates, changes in real estate valuations, general economic conditions (either nationally or regionally), regulatory considerations and competition. For more information about these factors, please see our recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. As a result of such risk factors and uncertainties, the Company’s actual results may differ materially from such forward-looking statements. The Company does not undertake and specifically disclaims any obligation to publicly release updates or revisions to any such forward-looking statements as a result of new information, future events or otherwise.